                                                                    EXHIBIT 10.7

                              ROBINSON NUGENT, INC.
                        SUMMARY OF ROBINSON NUGENT, INC.
                        BONUS PLAN TO EXECUTIVE OFFICERS



     The Board of Directors has adopted a bonus plan for executive officers and key employees for fiscal year 1998. The terms of the plan are the same as the Company's bonus plan for the prior year, or fiscal year 1997. Executive officers are eligible for a first tier bonus award provided the consolidated pretax income of the Company and subsidiaries for fiscal year 1998 exceeds the reported pretax income for fiscal year 1997. A second tier, or added, bonus award is payable to executive officers provided the consolidated pretax income for fiscal year 1998 exceeds the pretax income objectives outlined in the fiscal year 1998 annual financial plan. The bonus awards under both tiers are predicated upon a formula whereby bonuses increase in proportion to the level of pretax income over the prior year and financial plan objectives, respectively. The maximum bonus award for executive officers approximates 26 percent to 36 percent of base compensation. Bonus awards for first tier financial performance were made to executive officers up to 10% of base compensation in fiscal 1997.


                                       37